Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 15, 2019, in the Registration Statement (Form S-1) and related Prospectus of Palomar Holdings, Inc. and Subsidiaries, formerly GC Palomar Holdings, dated September 23, 2019.

/s/ Ernst & Young LLP

San Francisco, California
September 23, 2019